Exhibit 2

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(792,988)	100.2540	06/02/2026
Sale of Common Stock	(341,478)	103.4090	06/02/2026

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(66,752)	100.2540	06/02/2026
Sale of Common Stock	(28,745)	103.4090	06/02/2026

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(468,354)	100.2540	06/02/2026
Sale of Common Stock	(201,683)	103.4090	06/02/2026